Exhibit 5.1

[On Sullivan & Cromwell LLP Letterhead]

November 12, 2014

Cytec Industries Inc.,

Five Garret Mountain Plaza,

Woodland Park, New Jersey 07424.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the “Act”), of $250,000,000 principal amount of 3.95% Senior Notes due 2025 (the “Securities”) of Cytec Industries Inc., a Delaware corporation (the “Company”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, the Securities constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

As contemplated by the qualifications set forth above, in rendering the foregoing opinion, we are expressing no opinion as to federal or state laws relating to fraudulent transfers.

Cytec Industries Inc.	-2-

The foregoing opinion is limited to the federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Indenture and Fourth Supplemental Indenture under which the Securities were issued have been duly authorized, executed and delivered by the Trustee, that the Securities conform to the specimen thereof examined by us, that the Trustee’s certificate of authentication of the Securities has been manually signed by one of the Trustee’s authorized officers, and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K filed by the Company for purposes of incorporating this opinion into the registration statement relating to the Securities and to the reference to us under the heading “Validity of the Notes” in the Prospectus Supplement, dated November 5, 2014, to the Prospectus dated November 5, 2014, relating to the Securities. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP